EXHIBIT 23




          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-98981), Form S-4 (No. 333-112851) and Form S-8
(Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097 and
333-114873) of California Amplifier, Inc. of our report dated April 6, 2004, relating to the consolidated balance sheet of California Amplifier, Inc. and subsidiary as of February 28, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended February 28, 2004, which report appears in the February 28, 2004 annual report on Form 10-K of California Amplifier, Inc. Our report refers to a change in the method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP

Los Angeles, California
May 27, 2004